Ford Credit

10/23/2006

PARTY PRODUCTION RENTALS INC
657 PALOMAR ST J
CHULA VISTA CA 91911

TO WHOM IT MAY CONCERN:

The following is the account information you requested:

Customer Name: PARTY PRODUCTION RENTALS INC
Account Number: 39222495
Date of Contract: 06/02/2005
Opening Balance: $11,275.99
Contract Term: 36
Number of Installments Paid: 15
Current Balance: $7,259.18
Next Installment Due Date: 10/02/2006
Number of Times: 0 x 30 0 x 60 0 x 90
Pending Litigation: N/A
Date Account Closed: N/A
Credit Life Claim: N/A
Account Status: ACTIVE

619-330-4508
Please call us at 1800-727-7000 if you need further assistance.

Sincerely,

Ford Motor Credit Company